Exhibit 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                             VALLEY COMMERCE BANCORP

                                    ARTICLE I

      The name of this corporation is Valley Commerce Bancorp.

                                   ARTICLE II

      The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                   ARTICLE III

      The name and address in the State of California of this corporation's initial agent for service of process is:

                                Donald A. Gilles
                             Valley Commerce Bancorp
                             200 South Court Street
                            Visalia, California 93291

                                   ARTICLE IV

      a. The total number of shares of stock that the corporation shall have authority to issue is 40,000,000 shares, which shall be divided into two classes as follows: (a) 30,000,000 shares of Common Stock, and (b) 10,000,000 shares of Preferred Stock (hereinafter "Preferred Shares").

      b. The Preferred Shares may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Shares and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Shares and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series

                                                                        09/01/04
then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

                                    ARTICLE V

      Any action required to be taken by shareholders of this corporation must be taken at a duly called annual meeting or a special meeting of shareholders of the corporation and no action may be taken by the written consent of the shareholders.

                                   ARTICLE VI

      The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. Any repeal or modification of this Article, or the adoption of any provision of the Articles of Incorporation inconsistent with this Article, shall only be prospective and shall not adversely affect the rights under this Article in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability.

                                   ARTICLE VII

      This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the limitations on excess indemnification set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.


                                                /s/ Donald A. Gilles
                                                --------------------------------
                                                Donald A. Gilles
                                                Incorporator

      I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.

      Executed at Visalia, California this ____ day of [__________], 2002.


                                                /s/ Donald A. Gilles
                                                --------------------------------
                                                Donald A. Gilles


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                                                           Filed August 20, 2004

                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                             VALLEY COMMERCE BANCORP

The undersigned certify that:

1. They are the president and the secretary, respectively, of Valley Commerce Bancorp, a California corporation.

2. Section a. of Article IV of the Articles of Incorporation of this corporation is amended in its entirety to read as follows:

            "a. The total number of shares of stock that the corporation shall have authority to issue is 40,000,000 shares, which shall be divided into two classes as follows: (a) 30,000,000 shares of Common Stock, and (b) 10,000,000 shares of Preferred Stock (hereinafter "Preferred Shares"). Upon the filing of this Amendment to the Articles of Incorporation, each outstanding share of Common Stock shall be split up into one and one-half shares of Common Stock; provided the corporation will distribute cash in lieu of any fractional share that would otherwise be issued, after giving effect to this split, on the basis of a value of $13.00 per share."

3. The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4. The corporation has only one class of shares outstanding. Pursuant to Corporations Code Section 902(c), the foregoing amendment may be adopted by approval of the board of directors alone.


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We further declare under penalty of perjury under the laws of the State of
California that the matters set forth in this certificate are true and correct of our own knowledge.


Date: August 29, 2004                           /s/ Donald A. Gilles
                                                --------------------------------
                                                Donald A. Gilles, President


                                                /s/ Fred P. LoBue, Jr
                                                --------------------------------
                                                Fred P. LoBue, Jr., Secretary


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